UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 25, 2014

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	001-32373 (Commission File Number)	27-0099920 (IRS Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA (Address of principal executive offices)	89109 (Zip Code)

Registrant’s telephone number, including area code:  (702) 414-1000

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously disclosed by Las Vegas Sands Corp. (the “Company”), on January 19, 2012, Asian American Entertainment Corporation, Limited (“AAEC”) filed a claim with the Macau Judicial Court (Tribunal Judicial de Base) against the following subsidiaries of the Company: Venetian Macau Limited, LVS (Nevada) International Holdings, Inc. (“LVS (Nevada)”), Las Vegas Sands, LLC (“LVSLLC”) and Venetian Casino Resort, LLC (“VCR”, together with LVS (Nevada) and LVSLLC, the “US Defendants”)). The claim is for 3.0 billion patacas (approximately $375.7 million at exchange rates in effect on June 25, 2014) as compensation for damages resulting from the alleged breach of agreements entered into between AAEC and the defendants for their joint presentation of a bid in response to the public tender held by the Macau government for the award of gaming concessions at the end of 2001. On September 23, 2013, the U.S. Defendants filed a motion with the Macau Second Instance Court, seeking recognition and enforcement of a U.S. Court of Appeals ruling in a prior similar action filed by AAEC, given on April 10, 2009, the effect of which would be to dismiss AAEC’s claims against the US Defendants.

On June 25, 2014, the Macau Court of Second Instance delivered a decision, which gave formal recognition to and allowed enforcement in Macau of the judgment of the U.S. Court of Appeals, dismissing AAEC’s claims against the US Defendants. AAEC has ten days in which to appeal the decision. Subject to any appeal, the US Defendants intend to apply to the Macau Court of First Instance to dismiss AAEC’s claims in full.  Venetian Macau Limited had previously been removed as a party to the action.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  June 30, 2014

LAS VEGAS SANDS CORP.

By:	/s/ Ira H. Raphaelson
Name: Ira H. Raphaelson
Title: Executive Vice President & Global General Counsel

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